Filed pursuant to Rule 424(b)(2)
Registration No. 333-226983

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.625% Notes due April 1, 2031	$1,500,000,000	99.991%	$1,499,865,000	$163,635.27
3.500% Notes due April 1, 2051	$500,000,000	99.778%	$498,890,000	$54,428.90

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933. The total registration fee due for this offering is $218,064.17.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 23, 2018)

$2,000,000,000

$1,500,000,000 2.625% Notes due April 1, 2031

$500,000,000 3.500% Notes due April 1, 2051

The 2.625% notes will mature on April 1, 2031 (the “2031 Notes”) and the 3.500% notes will mature on April 1, 2051 (the “2051 Notes,” and, together with the 2031 Notes, the “Notes”). We will pay interest on the Notes semi-annually in arrears on April 1 and October 1 of each year, beginning October 1, 2021.

We may, at our option, redeem any series of the Notes, in whole at any time or in part from time to time, at the applicable redemption prices set forth under “Description of Notes—Optional Redemption.”

The Notes will be unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. Each series of the Notes will be issued in fully registered book-entry form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of any series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

Investing in the Notes involves risks. See the risks described herein and those described as risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 29, 2021, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

	Public Offering Price(1)	Underwriting Discount	Proceeds to Lowe’s (before expenses)
Per 2031 Note	99.991%	0.450%	99.541%
Total	$1,499,865,000	$6,750,000	$1,493,115,000
Per 2051 Note	99.778%	0.875%	98.903%
Total	$498,890,000	$4,375,000	$494,515,000

(1)	Plus accrued interest, if any, from March 31, 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about March 31, 2021, against payment therefor in immediately available funds.

Joint Book-Running Managers

BofA Securities	Citigroup	J.P. Morgan	Mizuho Securities

Senior Co-Managers

Barclays	Goldman Sachs & Co. LLC	US Bancorp

Wells Fargo Securities	RBC Capital Markets

Co-Managers

MUFG	Truist Securities

BMO Capital Markets	Loop Capital Markets

Ramirez & Co., Inc.

The date of this prospectus supplement is March 29, 2021.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the Notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus dated August 23, 2018, gives more general information, some of which does not apply to this offering.

Except as otherwise indicated, all references in this prospectus supplement to “Lowe’s,” “the Company,” “our company,” “we,” “us” and “our” refer to Lowe’s Companies, Inc. and its consolidated subsidiaries.

If the description of this offering and the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

Before you invest in the Notes, you should carefully read this prospectus supplement and the accompanying prospectus. For more information about us, you should also read the documents we have referred you to under “Where You Can Find More Information” in this prospectus supplement. The shelf registration statement described in the accompanying prospectus, including the exhibits thereto, can be read at the Securities and Exchange Commission’s (the “SEC”) web site as described under “Where You Can Find More Information” in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone, including any dealer, salesperson or other individual, to provide you with any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein. We take no responsibility for, nor can provide any assurances as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Such transactions may include stabilizing the purchase of the Notes to cover syndicate short positions. For a description of those activities, see “Underwriting.”

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward- looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, changes in commodity prices, trade policy changes or additional tariffs, outbreak of public health crises, such as the COVID-19 pandemic, availability and cost of goods from suppliers, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A—Risk Factors” and “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our most recent Annual Report on Form 10-K, as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

You should carefully read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein in their entirety. They contain information that you should consider when making your investment decision.

S-iii

SUMMARY

The brief description of our business included below and the brief summary of some of the terms of this offering that is included on the following page of this prospectus supplement highlight information incorporated by reference or contained elsewhere in this prospectus supplement and the accompanying prospectus. These summaries are not intended to be complete and do not contain all of the information that may be important to you and that you should consider about our business and the terms of this offering before investing in the Notes. For a more complete understanding of our company and this offering of the Notes, you should carefully read this entire prospectus supplement, the accompanying prospectus, any related free writing prospectus and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus (including our financial statements and the notes thereto) before making an investment decision.

Our Business

Lowe’s is a FORTUNE® 50 home improvement company serving approximately 20 million customers a week in the United States and Canada. With fiscal year 2020 sales of nearly $90 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ over 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts.

We have been a publicly held company since 1961, and our shares of common stock are listed on the New York Stock Exchange under the symbol “LOW”.

The Offering

Issuer	Lowe’s Companies, Inc.

Securities Offered	$1,500 million aggregate principal amount of 2.625% notes due April 1, 2031 (the “2031 Notes”).

$500 million aggregate principal amount of 3.500% notes due April 1, 2051 (the “2051 Notes”).

Maturity Date	The 2031 Notes will mature on April 1, 2031.

The 2051 Notes will mature on April 1, 2051.

Interest Rate	The 2031 Notes will bear interest at a rate of 2.625% per annum.

The 2051 Notes will bear interest at a rate of 3.500% per annum.

Interest Payment Dates	The Notes will bear interest from, and including, the date of issuance, payable semiannually in arrears on each April 1 and October 1, commencing October 1, 2021.

Ranking	The Notes will be unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. See “Description of Notes— General” in this prospectus supplement and “Description of Our Debt Securities—General Terms of Our Debt Securities” in the accompanying prospectus.

Optional Redemption	At any time prior to the date that is three months (with respect to the 2031 Notes) or six months (with respect to the 2051 Notes) prior to the applicable maturity date for such series of Notes, the Notes of each series will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the Notes plus a make-whole premium, together with accrued and unpaid interest thereon to, but excluding, the redemption date. On or after such dates, the Notes will be redeemable, in whole at any time or in part from time to time, at our option, at par plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event

If a Change of Control Triggering Event (as defined in “Description of Notes—Change of Control Offer to Purchase”) occurs, you will have the right to require us to repurchase your Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to the date of purchase (unless we have exercised our right to redeem all of the Notes pursuant to the optional redemption provision). See “Description of Notes—Change of Control Offer to Purchase.”

Use of Proceeds	We plan to use the net proceeds from the sale of the Notes for general corporate purposes. See “Use of Proceeds.”

Denominations and Form	We will issue the Notes of each series in fully registered book-entry form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to apply for the listing of any series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

Trustee	U.S. Bank National Association.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1.985 billion, after deducting our estimated offering expenses and the underwriting discounts. We plan to use the net proceeds from the sale of the Notes for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization at January 29, 2021. The “As Adjusted” column below gives effect to this offering and the application of the net proceeds from the sale of the Notes. See “Use of Proceeds.”

	January 29, 2021
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$4,690	$6,675

Current maturities of long-term debt	1,112	1,112

Long-term debt:
$750 million Notes, interest at 3.120%, due April 15, 2022	749	749
$500 million Notes, interest at 3.875%, due September 15, 2023	498	498
Medium Term Notes—Series A, interest at 8.190% to 8.200%, final maturity in 2023	15	15
$450 million Notes, interest at 3.125%, due September 15, 2024	447	447
$750 million Notes, interest at 4.000%, due April 15, 2025	745	745
$750 million Notes, interest at 3.375%, due September 15, 2025	746	746
$1,350 million Notes, interest at 2.50%, due April 15, 2026	1,342	1,342
$1,500 million Notes, interest at 3.100%, due May 3, 2027	1,493	1,493
$300 million Debentures, interest at 6.875%, due February 15, 2028	255	255
$1,000 million Notes, interest at 1.300%, due April 15, 2028	994	994
$400 million Debentures, interest at 6.500%, due March 15, 2029	309	309
$1,500 million Notes, interest at 3.650%, due April 5, 2029	1,491	1,491
$1,250 million Notes, interest at 4.500%, due April 15, 2030	1,238	1,238
$1,250 million Notes, interest at 1.700%, due October 15, 2030	1,238	1,238
$500 million Notes, interest at 5.500%, due October 15, 2035	341	341
$450 million Notes, interest at 5.800%, due October 15, 2036	281	281
$500 million Notes, interest at 6.650%, due September 15, 2037	206	206
Medium Term Notes—Series B, interest at 7.110% to 7.610%, final maturity in 2037	147	147
$750 million Notes, interest at 5.000%, due April 15, 2040	351	351
$500 million Notes, interest at 5.800%, due April 15, 2040	185	185
$500 million Notes, interest at 5.125%, due November 15, 2041	102	102
$750 million Notes, interest at 4.650%, due April 15, 2042	502	502
$500 million Notes, interest at 5.000%, due September 15, 2043	249	249
$350 million Notes, interest at 4.250%, due September 15, 2044	197	197
$750 million Notes, interest at 4.375%, due September 15, 2045	412	412
$1,350 million Notes, interest at 3.70%, due April 15, 2046	1,331	1,331
$1,500 million Notes, interest at 4.050%, due May 3, 2047	1,477	1,477
Mortgage Notes, interest at 4.070% to 6.240%, final maturity in 2027	5	5
Finance or Capital Leases and Other, final maturity in 2037	566	566
$1,500 million Notes, interest at 4.550%, due April 5, 2049	594	594
$1,250 million Notes, interest at 5.125%, due April 15, 2050	432	432
$1,750 million Notes, interest at 3.000%, due October 15, 2050	1,730	1,730
$1,500 million Notes, interest at 2.625%, due April 1, 2031	—	1,491
$500 million Notes, interest at 3.500%, due April 1, 2051	—	494

Total long-term debt	20,668	22,653

Total debt	21,780	23,765

	January 29, 2021
	Actual	As Adjusted
	(Dollars in millions)
Shareholders’ equity:
Common stock and capital in excess of par value	456	456
Retained earnings	1,117	1,117
Accumulated other comprehensive loss	(136)	(136)

Total shareholders’ equity	1,437	1,437

Total capitalization	$23,217	$25,202

SELECTED CONSOLIDATED FINANCIAL INFORMATION

We have derived the following results of operations and balance sheet data for and as of the end of our last five fiscal years from our audited consolidated financial statements. You should read the information set forth below in conjunction with our consolidated financial statements and related notes and other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Information Incorporated by Reference.”

	Fiscal Years Ended
	January 29, 2021	January 31, 2020(1)	February 1, 2019(1)	February 2, 2018	February 3, 2017(2)(3)(4)
	(Dollars in millions, except per share data, ratios and operating data)
Selected statement of earnings data:
Net sales	$89,597	$72,148	$71,309	$68,619	$65,017
Gross margin	$29,572	$22,943	$22,908	$22,434	$21,674
Operating income	$9,647	$6,314	$4,018	$6,586	$5,846
Net earnings	$5,835	$4,281	$2,314	$3,447	$3,093
Basic earnings per common share	$7.77	$5.49	$2.84	$4.09	$3.48
Diluted earnings per common share	$7.75	$5.49	$2.84	$4.09	$3.47
Selected operating data:
Number of stores open at end of period	1,974	1,977	2,015	2,152	2,129
Sales floor square feet at end of period (in millions)	208	208	209	215	213
Comparable sales increase(5)	26.1%	2.6%	2.2%	4.0%	4.2%

Selected balance sheet data (at period end):
Total assets(6)	$46,735	$39,471	$34,508	$35,291	$34,408
Long-term debt, excluding current maturities	$20,668	$16,768	$14,391	$15,564	$14,394
Shareholders’ equity	$1,437	$1,972	$3,644	$5,873	$6,434

(1)

Effective February 3, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and all related amendments, using the modified retrospective method. Therefore, results for reporting periods beginning after February 2, 2018 are presented under ASU 2014-09, while comparative prior period amounts have not been restated and continue to be presented under accounting standards in effect in those periods.

(2)	The fiscal year ended February 3, 2017 had 53 weeks.

(3)	The fiscal year ended February 3, 2017 includes the acquisition of RONA.

(4)	The number of stores as of February 3, 2017 includes 245 stores acquired in the acquisition of RONA.

(5)

A comparable location is defined as a retail location that has been open longer than 13 months. A location that is identified for relocation is no longer considered comparable in the month of its relocation. The relocated location must then remain open longer than 13 months to be considered comparable. A location we have decided to close is no longer considered comparable as of the beginning of the month in which we announce its closing. Comparable sales include online sales, which positively impacted fiscal 2020, fiscal 2019, and fiscal 2018 by approximately 565 basis points, 25 basis points, and 80 basis points, respectively. Comparable sales data for the years ended January 29, 2021, January 31, 2020 and February 1, 2019 are presented using the methodology we adopted in February 2020; data for the years ended February 2, 2018 and February 3, 2017 have not been recast using the new methodology. See “Operations” under Item 7 in our Annual Report on Form 10-K for the year ended January 29, 2021.

(6)

Effective February 2, 2019, the Company adopted ASU 2016-02, Leases (Topic 842), and all related amendments, using the optional transition approach to not restate comparative periods and recognized the cumulative impact of adoption in the opening balance of retained earnings. Therefore, results for reporting periods beginning after February 1, 2019 are presented under ASU 2016-02, while comparative prior period amounts have not been restated and continue to be presented under accounting standards in effect in those periods.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes (referred to in the accompanying prospectus as “debt securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which description reference is hereby made.

In this description, all references to “the Company,” “we,” “us” and “our” refer only to Lowe’s Companies, Inc. and not to any of its subsidiaries.

General

The Notes will be issued under an amended and restated indenture, dated as of December 1, 1995, between us and U.S. Bank National Association (as successor trustee), as supplemented by a supplemental indenture, to be dated as of March 31, 2021, between us and the trustee (together, the “Senior Indenture”). You may request a copy of the Senior Indenture from the trustee.

The following statements relating to the Notes and the Senior Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the Senior Indenture, to which reference is hereby made for a complete statement of such provisions. Certain provisions of the Senior Indenture are summarized in the accompanying prospectus. We encourage you to read the summaries of the Notes and the Senior Indenture in both this prospectus supplement and the accompanying prospectus, as well as the form of Notes and the Senior Indenture.

The Senior Indenture contains covenants restricting the issuance of debt by our subsidiaries but does not restrict us from incurring additional indebtedness. The Notes will not be secured by any of our assets or those of our subsidiaries and will rank equally with our existing and future unsecured senior indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. As of January 29, 2021, we had no secured indebtedness outstanding at the parent company level; $5 million of secured indebtedness outstanding at the subsidiary level, $3 million of which was guaranteed at the parent company level; $21,122 million of unsecured indebtedness outstanding at the parent company level; we had no finance and capitalized lease obligations at the parent company level; and $654 million of finance and capitalized lease obligations at the subsidiary level, $201 million of which was guaranteed at the parent company level.

We will issue the Notes of each series in fully registered book-entry form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of any series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

The Notes of each series need not be issued at one time and a series may be reopened, without the consent of the holders, for issuance of additional Notes of such series.

The 2031 Notes will mature on April 1, 2031 and the 2051 Notes will mature on April 1, 2051. The 2031 Notes will bear interest at 2.625% per annum and the 2051 Notes will bear interest at 3.500% per annum. The Notes will bear interest from, and including, the date of issuance, payable semiannually in arrears on each April 1 and October 1, commencing October 1, 2021, to the persons in whose names the Notes are registered at the close of business on the 15th calendar day immediately preceding the interest payment date (whether or not a business day). Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. If any interest payment date on the Notes falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. Payments of principal and interest to owners of book-entry interests (as described below) are expected to be made in accordance with the procedures of DTC and its participants in effect from time to time.

Optional Redemption

At any time prior to the date that is three months (with respect to the 2031 Notes) or six months (with respect to the 2051 Notes) prior to the applicable maturity date for such series of Notes, the Notes of each series will be redeemable, in whole at any time or in part from time to time at our option, at a redemption price, to be calculated by us, equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; or

(ii)

the sum of the present values of the remaining scheduled payments of principal and interest on such Notes that but for the redemption would be due after the related redemption date through the applicable par call date with respect to the series of Notes being redeemed, assuming such Notes matured on the applicable par call date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points with respect to the 2031 Notes and 20 basis points with respect to the 2051 Notes;

plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the date that is three months (with respect to the 2031 Notes) or six months (with respect to the 2051 Notes) prior to the applicable maturity date for such series of Notes, the Notes will be redeemable, in whole at any time or in part from time to time, at our option, at par plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent (as defined below) as having a maturity comparable to the remaining term of the Notes of that series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of that series (assuming for this purpose that such series of notes matured on the applicable par call date).

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means any Reference Treasury Dealer (as defined below) appointed by us.

“Reference Treasury Dealer” means each of (i) a Primary Treasury Dealer (as defined herein) selected by BofA Securities, Inc., (ii) a Primary Treasury Dealer selected by Citigroup Global Markets Inc., (iii) a

Primary Treasury Dealer selected by J.P. Morgan Securities LLC, (iv) a Primary Treasury Dealer selected by Mizuho Securities USA LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (v) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi- annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.

Notice of any redemption will be given at least 10 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes of a series are to be redeemed, the Notes of that series to be redeemed shall be selected in accordance with the procedures of DTC.

Change of Control Offer to Purchase

If a Change of Control Triggering Event (as defined below) occurs, holders of Notes may require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to, but excluding, the purchase date (unless a notice of redemption has been mailed within 30 days after such Change of Control Triggering Event stating that all of the Notes will be redeemed as described in “Description of Notes— Optional Redemption”). We will be required to mail to holders of the Notes (with a copy to the trustee) a notice describing the transaction or transactions constituting the Change of Control Triggering Event and offering to repurchase the Notes. The notice must be mailed within 30 days after any Change of Control Triggering Event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

On the date specified for repurchase of the Notes, we will, to the extent lawful:

•	accept for purchase all properly tendered Notes or portions of Notes;

•	deposit with the paying agent the required payment for all properly tendered Notes or portions of Notes; and

•	deliver to the trustee the repurchased Notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased Notes.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations applicable to the repurchase of the Notes. To the extent that these requirements conflict with the provisions requiring repurchase of the Notes, we will comply with such requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the Notes. Additionally, if an event of default exists under the Senior Indenture (which is unrelated to the repurchase provisions of the Notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the Notes notwithstanding these repurchase provisions.

We will not be required to comply with the obligations relating to repurchasing the Notes if a third party instead satisfies them.

For purposes of the repurchase provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock (as defined below) or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares; or (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Senior Indenture) (other than us or one of our subsidiaries). Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (z) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (as defined below).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies (as defined below) selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (a) each of Moody’s and S&P and (b) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by us as a replacement Rating Agency for a former Rating Agency.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of S&P Global Inc.

“Voting Stock” means, with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Book-entry System

The certificates representing the Notes of each series will be issued in the form of one or more fully registered global Notes without coupons (each, a “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the Notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual Notes represented thereby, any interests in a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depositary or any nominee of such successor. See “Description of Our Debt Securities—Global Securities” in the accompanying prospectus.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Holding through Euroclear and Clearstream

Investors may hold interests in a Global Note through Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the Notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We and the trustee have no control over those systems or their participants, and we and the trustee take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold interests in the Notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, if investors wish to exercise rights that expire on a particular day, they may need to act before the expiration date. In addition, if investors hold their interests through both DTC and Euroclear or Clearstream, they may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation or responsibility to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Same-Day Funds Settlement and Payment

Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of Notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

SEC Reports

To the extent information, documents or reports are required to be filed with the SEC and delivered to the trustee or the holders of the Notes, the availability of such information, documents or reports on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor thereto or the Company’s web site will be deemed to have satisfied such delivery requirements to the trustee or the holders of the Notes, as applicable.

Concerning the Trustee

U.S. Bank National Association is the trustee under the Senior Indenture. We may maintain deposit accounts or conduct other banking transactions with the trustee in the ordinary course of business.

TAXATION

The following discussion is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the Notes, but does not provide a complete analysis of all potential tax considerations.

This summary describes, in the case of U.S. Holders (as defined below), material U.S. federal income tax consequences and, in the case of Non-U.S. Holders (as defined below), material U.S. federal income and certain estate tax consequences, of the acquisition, ownership and disposition of the Notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all as of the date hereof and which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of the Notes who acquired the Notes at their “issue price” within the meaning of Section 1273(b)(1) of the Code (the first price at which a substantial amount of Notes is sold to investors for cash, not including sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and if you hold the Notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to you in light of your particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, regulated investment company or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	an insurance company;

•	a real estate investment trust;

•	a U.S. person that has a “functional currency” other than the U.S. dollar;

•	a partnership or other flow-through entity for U.S. federal income tax purposes (or an investor that holds Notes through a flow-through entity for U.S. federal income tax purposes);

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns the Notes as part of a straddle, hedging transaction, constructive sale transaction, conversion transaction or other integrated transaction;

•	a trader that elects to use a mark-to-market method of accounting with respect to its securities holdings;

•	a tax-exempt entity;

•	a tax-deferred or other retirement account;

•	a U.S. expatriate;

•	a foreign corporation that is classified as a “controlled foreign corporation” or a “passive foreign investment company” for U.S. federal income tax purposes;

•	a person who purchases or sells the Notes as part of a wash sale for U.S. federal income tax purposes; or

•	a person who acquires the Notes in connection with employment or other performance of services.

In addition, the following summary does not address all possible tax consequences related to acquisition, ownership and disposition of the Notes. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty or under special timing rules prescribed under section 451(b) of the Code. We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the Notes. At our option, we may redeem all or part of the Notes, as described in “Description of Notes—Optional Redemption,” for a price that may include an additional amount in excess of the principal amount of such Notes. Based on existing Treasury Regulations, this option to redeem will be presumed not to be exercised and, accordingly, the premium payable upon a redemption will not affect the yield to maturity or the maturity date of the Notes. If, contrary to our expectations, we redeem the Notes, any premium paid to you should be taxed as capital gain under the rules described below under “—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes.” You should consult your tax advisor regarding the appropriate tax treatment of the amounts you receive upon any such redemption, including any premium you receive.

In addition, upon the occurrence of a Change of Control Triggering Event, holders of the Notes will have the right to require us to repurchase all or any part of the Notes, as described in “Description of Notes— Change of Control Offer to Purchase,” at a price that may include an additional amount in excess of the principal amount of the Notes. Our obligation to pay such excess amounts may cause the IRS to take the position that the Notes are “contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS is successful in such an assertion, the timing and amount of income included and the character of gain recognized with respect to the Notes would likely be different from the consequences discussed herein. Notwithstanding this possibility, we intend to take the position that the likelihood of such a repurchase is remote and accordingly that the possibility of a premium payable upon such a repurchase does not affect the yield to maturity or maturity date of the Notes and does not cause the Notes to be treated as contingent payment debt instruments. A holder may not take a contrary position unless the holder discloses the contrary position to the IRS in the manner required by applicable Treasury Regulations. If we pay a premium on a repurchase upon the occurrence of a Change of Control Triggering Event, the premium should be treated as a capital gain under the rules described below under “—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes.”

Investors considering acquiring Notes should consult their tax advisors regarding the application and effect of the U.S. federal tax laws to their particular situations as well as any consequences arising under the laws of any state, local or foreign taxing jurisdictions or under any applicable tax treaty.

U.S. Holders

For purposes of this summary, you are a “U.S. Holder” if you are a beneficial owner of Notes and for U.S. federal income tax purposes are:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity treated as a corporation) for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

Payment of Interest

All of the Notes bear interest at a fixed rate and you generally must include this interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes equal to the difference between (a) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income which will be taxable as such), and (b) your adjusted tax basis in the Notes. Your tax basis in a Note generally will equal the amount you paid for the Note reduced by the aggregate amount of payments on such Note (other than stated interest) made to you.

Gain or loss on the disposition of Notes will generally be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year at the time of disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Certain non-corporate U.S. Holders (including individuals) may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Tax

An additional 3.8% Medicare tax is imposed on certain net investment income of individuals (other than individuals who are nonresident aliens) with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally includes interest, dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the taxable disposition of a Note) and certain other income, as reduced by any deductions properly allocable to such income or gain. If you are a U.S. Holder that is an individual, estate or trust, you should consult a tax advisor regarding the applicability of the Medicare tax to income and gains arising from your investment in the Notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments to certain recipients of principal and interest on a Note and the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of a Note. If you are a U.S. Holder, you may be subject to backup withholding, at a current rate of 24%, when you receive interest with respect to the Notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form in a timely manner that provides:

•	your correct taxpayer identification number; and

•

a certification that (a) you are exempt from backup withholding because you come within an enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, including certain corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Amounts withheld pursuant to backup withholding are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you timely furnish required information to the IRS.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and is not treated as a partnership for U.S. federal income tax purposes.

Payment of Interest

Generally, subject to the discussions below of backup withholding and the Foreign Account Tax Compliance Act, if you are a Non-U.S. Holder, interest income that is not effectively connected with a U.S. trade or business (and, where an income tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base) will not be subject to U.S. federal income tax and withholding tax provided that:

•	you do not directly or indirectly, actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us actually or constructively through stock ownership; and

•

either (a) you provide an IRS Form W-8BEN or W-8BEN-E (or other applicable form or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. Holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form

•

W-8BEN, W-8BEN-E or W-8IMY (together with appropriate attachments), or a suitable substitute form, has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of that form.

Interest on the Notes which is not exempt from U.S. federal withholding tax as described above and is not effectively connected with a U.S. trade or business generally will be subject to U.S. federal withholding tax at a 30% rate (or, if applicable, a lower income tax treaty rate). We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and any tax withheld with respect to, each Non-U.S. Holder. If a Non-U.S. Holder is engaged in a trade or business in the U.S. and interest on a Note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then such Non-U.S. Holder (although exempt from the 30% withholding tax) will generally be subject to U.S. federal income tax on that interest at graduated rates on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined in the Code.

In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

To claim the benefit of an income tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide to the applicable withholding agent a properly executed Form W-8BEN or W-8BEN-E, or other applicable form, or Form W-8ECI, respectively. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special certification and other rules apply to payments made through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of these certification rules.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

If you are a Non-U.S. Holder, subject to the discussions below of backup withholding and the Foreign Account Tax Compliance Act, you generally will not be subject to the U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes, unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base); or

•

you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax on that gain at graduated rates on a net income basis in the same manner as if you were a U.S. person as defined in the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are described in the second bullet point above, any gain realized by you from the sale, exchange, redemption, retirement or other taxable disposition of the Notes will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain U.S. source capital losses.

To the extent that the amount realized on any sale, exchange, redemption, retirement or other taxable disposition of the Notes is attributable to accrued but unpaid interest, such amount will be treated as interest for U.S. federal income tax purposes.

Estate Taxes

If you are an individual Non-U.S. Holder and you hold a Note at the time of your death, it will not be includible in your gross estate for U.S. federal estate tax purposes, provided that you do not at the time of death directly or indirectly, actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote within the meaning of Section 871(h)(3) of the Code, and provided that, at the time of death, payments with respect to such Note would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding

If you are a Non-U.S. Holder, U.S. backup withholding will not apply to payments of interest on a Note if you provide the IRS Forms described in “—Non-U.S. Holders—Payment of Interest” to the applicable withholding agent, provided that the payor does not have actual knowledge that you are a U.S. person. Information reporting requirements may apply, however, to payments of interest on a Note with respect to Non-U.S. Holders.

Information reporting will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker is:

•	a U.S. person;

•	a foreign person 50% or more of the gross income of which for certain periods is effectively connected with the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•

a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in the Code) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

Notwithstanding the foregoing, payment of the proceeds of any such sale of a Note effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.

Payment of the proceeds of any sale effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the IRS Forms described in “—Non-U.S. Holders—Payment of Interest” or otherwise establish an exemption.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such exemption, if applicable.

Foreign Account Tax Compliance Act Withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any U.S.-source interest paid on debt obligations such as the Notes, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under limited circumstances, a beneficial owner of Notes might be eligible for refunds or credits of such taxes. The rules under FATCA are complex. You should consult with your own tax advisor regarding the implications of FATCA on an investment in the Notes.

UNDERWRITING

BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement dated the date hereof among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective principal amounts of Notes set forth opposite its name below.

Underwriter	Principal amount of 2031 Notes	Principal amount of 2051 Notes
BofA Securities, Inc.	$228,750,000	$76,250,000
Citigroup Global Markets Inc.	$228,750,000	$76,250,000
J.P. Morgan Securities LLC	$228,750,000	$76,250,000
Mizuho Securities USA LLC	$183,750,000	$61,250,000
Barclays Capital Inc.	$107,813,000	$35,937,000
Goldman Sachs & Co. LLC	$107,813,000	$35,937,000
U.S. Bancorp Investments, Inc.	$107,812,000	$35,938,000
Wells Fargo Securities, LLC	$107,812,000	$35,938,000
RBC Capital Markets, LLC	$71,250,000	$23,750,000
MUFG Securities Americas Inc.	$33,750,000	$11,250,000
Truist Securities, Inc.	$33,750,000	$11,250,000
BMO Capital Markets Corp.	$26,250,000	$8,750,000
Loop Capital Markets LLC	$26,250,000	$8,750,000
Samuel A. Ramirez & Company, Inc.	$7,500,000	$2,500,000

Total	$1,500,000,000	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose to offer the Notes of each series initially to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.275% of the principal amount of the 2031 Notes and 0.525% of the principal amount of the 2051 Notes. The underwriters may allow, and the dealers may reallow, discounts not in excess of 0.175% of the principal amount of the 2031 Notes and 0.350% of the principal amount of the 2051 Notes on sales to other dealers. After the initial offering, the public offering prices, concessions or any other terms of the offering may be changed.

The expenses of this offering, not including the underwriting discounts, are estimated at $3,136,000 and are payable by us.

New Issue of Notes

Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of any series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading markets for the Notes or that active public markets for the Notes will develop.

If active public trading markets for the Notes do not develop, the market prices and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their respective affiliates are full service financial institutions that have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. In particular, the affiliates of some of the underwriters are participants in our senior credit facility described in our filings with the SEC. They have received, or may in the future receive, customary fees and commissions or other payments for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain others of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

Selling Restrictions

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA. Pursuant to Section 309B(1)(c) of the SFA, the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

In connection with Section 309B of the SFA and the Capital Markets Products (“CMP”) Regulations 2018, unless otherwise specified before an offer of Notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

South Korea

The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

The legality of the Notes will be passed upon for us with respect to New York law by Cleary Gottlieb Steen & Hamilton LLP, New York, New York and with respect to North Carolina law by Moore & Van Allen PLLC, Charlotte, North Carolina, and for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended January 29, 2021, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file through the SEC’s web site at http://www.sec.gov. Our SEC filings are also available on our web site at http://www.ir.lowes.com. However, information located on or accessible from our website is not a part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus supplement and any information that was previously incorporated.

We incorporate by reference into this prospectus supplement the documents listed below that were filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended January 29, 2021; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2020.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of this offering. We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

You can obtain any of the filings incorporated by reference into this prospectus supplement through us, or from the SEC through the SEC’s web site, http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address and telephone number:

Lowe’s Companies, Inc.

Attn: Investor Relations

1000 Lowes Boulevard

Mooresville, North Carolina 28117

Telephone: 1-800-813-7613

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

Lowe’s Companies, Inc.

Debt Securities

Common Stock

Preferred Stock

We may use this prospectus to offer and sell from time to time, together or separately, debt securities, common stock and preferred stock. The debt securities and preferred stock may be convertible into or exchangeable for common or preferred stock or other of our securities. Our common stock is listed and traded on the New York Stock Exchange under the symbol “LOW.”

We may offer and sell these securities to or through one or more underwriters or dealers, through one or more agents, or directly to purchasers, on a delayed or continuous basis. This prospectus provides you with a general description of the securities we may offer and sell. The specific terms of any securities to be offered will be provided in a supplement to this prospectus and, if applicable, a free writing prospectus. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus.

You should read this prospectus, any prospectus supplement and any related free writing prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 1 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus, any prospectus supplement and any related free writing prospectus, before making a decision to invest in our securities.

Our principal executive offices are located at 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117, and our telephone number at that location is (704) 758-1000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this process, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer and sell. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus and, if applicable, a free writing prospectus that will contain specific information about the offering and the terms of the particular securities to be offered. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and in any prospectus supplement or free writing prospectus, you should rely on the information in that prospectus supplement or free writing prospectus, as applicable. You should carefully read this prospectus, any prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectuses prepared by, or on behalf of, the Company or to which we have referred you. The Company takes no responsibility for, nor can it provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the cover page of the specific document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Except as otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Lowe’s,” the “Company,” “our company,” “we,” “us,” “our” and similar terms refer to Lowe’s Companies, Inc. and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could materially affect our business, results of operations or financial position and cause the value of our securities to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus or the documents incorporated by reference, statements containing words such as “believes,” “expects,” “anticipates,” “plans,” “desires,” “projects,” “estimates,” “intends,” “will,” “should,” “could,” “may,” “strategy,” “potential,” “opportunity,” and similar expressions are intended to highlight or indicate forward-looking statements. Forward-looking statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions by Lowe’s and the expected impact of such transactions on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, management and key personnel change, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors that can negatively affect our customers, as well as our ability to:(i) respond to adverse trends in the housing industry, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives focused on omni-channel sales and marketing presence and enhance our efficiency, and otherwise successfully execute on our strategy and implement our strategic initiatives, including acquisitions and dispositions; (iii) attract, train and retain highly-qualified associates; (iv) manage our business effectively as we adapt our operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from data security breaches, ransomware and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; (ix) positively and effectively manage our public image and reputation and respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales; and (x) effectively manage our relationships with selected suppliers of brand name products and key vendors and service providers, including third-party installers. In addition, we could experience impairment losses and other charges if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities. With respect to acquisitions and dispositions, potential risks include the effect of such transactions on Lowe’s and the target company’s or operating business’s strategic relationships, operating results and businesses generally; our ability to integrate or divest personnel, labor models, financial, IT and other systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; increasing the scope, geographic diversity and complexity of our operations; significant integration or disposition costs or unknown liabilities; and failure to realize the expected benefits of the transaction. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial

Conditions and Results of Operations — Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K filed with the SEC and the description of material changes, thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. The forward-looking statements contained or incorporated by reference in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this prospectus or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this prospectus are qualified by these cautionary statements and in the “Risk Factors” included in our most recent Annual Report on Form 10-K and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.

OUR COMPANY

Lowe’s is a FORTUNE® 50 home improvement company serving more than 18 million customers a week in the United States, Canada and Mexico. With fiscal year 2017 sales of $68.6 billion, Lowe’s and its related businesses operate or service more than 2,390 home improvement and hardware stores and employ over 310,000 people. Founded in 1946 and headquartered in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects.

We have been a publicly held company since 1961, and our shares of common stock are listed on the New York Stock Exchange under the symbol “LOW”.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes, which may include, but are not limited to, repurchases of shares of our common stock, capital expenditures, financing of future acquisitions or strategic investments, working capital needs and redemption and repayment of outstanding indebtedness.

We may temporarily invest any net proceeds prior to their use for the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, short-term investment grade securities, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the net proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES

Lowe’s historical ratio of earnings to fixed charges is shown in the table below. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” includes pretax earnings plus fixed charges, less interest capitalized. “Fixed charges” includes interest expensed and capitalized and the portion of rental expense that is representative of the interest factor in rentals. Interest accrued on uncertain tax positions is excluded from interest expense.

	Three Months Ended		Fiscal Years Ended
	May 4, 2018	May 5, 2017	February 2, 2018	February 3, 2017	January 29, 2016	January 30, 2015	January 31, 2014
Ratio of Earnings to Fixed Charges	7.0x	5.4x	7.3x	7.2x	7.1x	7.3x	6.9x

DESCRIPTION OF OUR DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities that we may offer under this prospectus and the applicable prospectus supplement. We will provide additional or different terms of the debt securities in the applicable prospectus supplement.

We will issue senior debt securities under an amended and restated indenture, dated as of December 1, 1995, between Lowe’s and U.S. Bank National Association, (as successor trustee) as further amended and supplemented. We refer to this indenture as the “Indenture.”

The following description summarizes some of the provisions of the Indenture, including definitions of some of the more important terms in the Indenture. However, we have not described every aspect of the debt securities. In the summary below, we have included references for section numbers of the Indenture so that you can easily locate the applicable provisions. You should refer to the Indenture for a complete description of its provisions and the definitions of terms used in it, because the Indenture, and not this description, will define your rights as a holder of the debt securities. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in any applicable prospectus supplement, we are incorporating by reference those sections or defined terms into this prospectus or the applicable prospectus supplement.

The Indenture is an exhibit to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture and any supplements thereto.

General Terms of Our Debt Securities

The Indenture does not limit the aggregate principal amount of debt securities that we may issue under the Indenture and provides that we may issue debt securities from time to time in one or more series. (Section 301). In addition, neither the Indenture nor the debt securities will limit or otherwise restrict the amount of senior indebtedness that we or our subsidiaries may incur.

As of August 3, 2018, under the Indenture, we had outstanding approximately:

•	$250 million of Floating Rate Notes due September 14, 2018;

•	$250 million of Floating Rate Notes due April 15, 2019;

•	$350 million of 1.150% Notes due April 15, 2019;

•	$450 million of Floating Rate Notes due September 10, 2019;

•	$500 million of 4.625% Notes due April 15, 2020;

•	$525 million of 3.750% Notes due April 15, 2021;

•	$500 million of 3.800% Notes due November 15, 2021;

•	$750 million of 3.120% Notes due April 15, 2022;

•	$500 million of 3.875% Notes due September 15, 2023;

•	$450 million of 3.125% Notes due September 15, 2024;

•	$750 million of 3.375% Notes due September 15, 2025;

•	$1,350 million of 2.500% Notes due April 15, 2026;

•	$1,500 million of 3.100% Notes due May 3, 2027;

•	$159 million of Medium Term Notes, Series B, at rates ranging from 7.110% to 7.610% with final maturities ranging from June 17, 2027 to May 15, 2037;

•	$255 million of 6.875% Debentures due February 15, 2028;

•	$311 million of 6.500% Debentures due March 15, 2029;

•	$344 million of 5.500% Notes due October 15, 2035;

•	$290 million of 5.800% Notes due October 15, 2036;

•	$230 million of 6.650% Notes due September 15, 2037;

•	$230 million of 5.800% Notes due April 15, 2040;

•	$152 million of 5.125% Notes due November 15, 2041;

•	$750 million of 4.650% Notes due April 15, 2042;

•	$297 million of 5.000% Notes due September 15, 2043;

•	$350 million of 4.250% Notes due September 15, 2044;

•	$750 million of 4.375% Notes due September 15, 2045;

•	$1,350 million of 3.700% Notes due April 15, 2046; and

•	$1,500 million of 4.050% Notes due May 3, 2047.

As of August 3, 2018, we had outstanding under a separate senior indenture an additional $15 million of Medium Term Notes, Series A, at rates ranging from 8.190% to 8.200% with final maturities ranging from August 12, 2022 to January 11, 2023.

The debt securities will be our unsecured obligations and will rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness. The debt securities will be subordinated to our existing and future secured indebtedness and that of our subsidiaries and to any existing and future unsecured, unsubordinated indebtedness of our subsidiaries. In other words, if we should default on our debt, we will not make payments on the debt securities until we have fully paid off our secured indebtedness and that of our subsidiaries and any unsecured, unsubordinated indebtedness of our subsidiaries.

The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the Indenture applicable to the issue of debt securities, will be described in the applicable prospectus supplement. This description will contain all or some of the following as applicable:

•	the title of the series of debt securities;

•	the aggregate principal amount and denominations;

•	the maturity or maturities;

•	the offering price and the amount we will receive from the sale of the debt securities;

•	the interest rate or rates, or their method of calculation, for the debt securities, which rate or rates may vary from time to time;

•	the date or dates on which principal and premium, if any, of the debt securities is payable;

•	the date or dates from which interest on the debt securities will accrue and the record date or dates for payments of interest or the methods by which any such dates will be determined;

•	the place or places where principal of, premium, if any, and interest on the debt securities is payable;

•	the terms of any sinking fund and analogous provisions with respect to the debt securities;

•

the respective redemption and repayment rights, if any, of Lowe’s and of the holders of the debt securities and the related redemption and repayment prices and any limitations on the redemption or repayment rights;

•

the conversion price and other terms of any debt securities that a holder may convert into or exchange for our other securities before our redemption, repayment or repurchase of those convertible debt securities;

•	any addition to or change in the covenants or events of default relating to any of the debt securities;

•

any trustee or fiscal or authenticating or payment agent, issuing and paying agent, calculation agent, transfer agent or registrar or any other person or entity to act in connection with the debt securities for or on behalf of the holders thereof or the Company or an affiliate;

•

whether the debt securities are to be issuable initially in temporary global form and whether any such debt securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange the interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur;

•	the listing of the debt securities on any securities exchange or inclusion in any other market or quotation or trading system; and

•	any other specific terms, conditions and provisions of the debt securities.

Unless the applicable prospectus supplement provides differently, upon receipt of payment, the trustee will pay the principal of and any premium and interest on the debt securities and will register the transfer of any debt securities at its offices. However, at our option, we may distribute interest payments by mailing a check to the address of each holder of debt securities that appears on the register for the debt securities. (Sections 305 and 1002).

Unless the applicable prospectus supplement provides differently, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. (Section 302). There will be no service charge for any registration of transfer or exchange of the debt securities, although we may require that purchasers of the debt securities pay any tax or other governmental charge that may be imposed in connection therewith. (Section 305).

We may issue debt securities as Original Issue Discount Securities, as defined in the Indenture, to be sold at a substantial discount below their principal amount. The applicable prospectus supplement will describe any special federal income tax and other considerations applicable to these securities.

Covenants Applicable to Our Debt Securities

Unless stated otherwise in the applicable prospectus supplement, debt securities will have the benefit of the following covenants. We have defined several capitalized terms used in this section in the subsection below entitled “Definitions of Key Terms in the Indenture.” Capitalized terms not defined there are defined in the Indenture.

Restrictions on Debt

The Indenture provides that as long as we have any senior debt securities outstanding:

•	we will not, and we will not permit any of our subsidiaries to, incur, issue, assume or guarantee any Debt secured by

•	a Mortgage on any Principal Property of Lowe’s or any subsidiary; or

•	any shares of Capital Stock or Debt of any subsidiary,

unless all outstanding senior debt securities will be secured equally and ratably with the secured Debt, so long as the secured Debt is secured; and

•

we will not permit any of our subsidiaries to incur, issue, assume or guarantee any unsecured Debt or to issue any preferred stock, unless the aggregate amount of all such Debt together with the aggregate preferential amount to which the preferred stock would be entitled on any involuntary distribution of assets and all Attributable Debt of Lowe’s and our subsidiaries in respect of sale and leaseback transactions would not exceed 10% of our Consolidated Net Tangible Assets.

These restrictions do not apply to the following Debts, which we exclude in computing Debt for the purpose of the restrictions:

•

Debt secured by Mortgages on any property acquired, constructed or improved by Lowe’s or any subsidiary after December 1, 1995, which Mortgages are created or assumed contemporaneously with, or within 30 months after, the acquisition, or completion of the construction or improvement, or within six months thereafter under a firm commitment for financing arranged with a lender or investor within the 30-month period, to secure or provide for the payment of all or any part of the purchase price of the property or the cost of the construction or improvement incurred after December 1, 1995 or Mortgages on any property existing at the time of its acquisition if any such Mortgage does not apply to any other property owned by us or any subsidiary other than, in the case of any such construction or improvement, any previously unimproved real property on which the property so constructed, or the improvement, is located;

•	Debt of any corporation existing at the time the corporation is merged with or into Lowe’s or a subsidiary;

•	Debt of any corporation existing at the time the corporation becomes a subsidiary;

•	Debt of a subsidiary to Lowe’s or to another subsidiary;

•

Debt secured by Mortgages securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel, includable in gross income of the holder; and

•

any extensions, renewals or replacements, in whole or in part, of any Debt referred to in the above clauses as long as the principal amount of that Debt is not increased and, in the case of Debt secured by a Mortgage, no more than all of the same property, shares of Capital Stock or Debt continues to secure such Debt.

These restrictions do not apply to any issuance of Preferred Stock by a subsidiary to Lowe’s or another subsidiary, provided that the Preferred Stock is not thereafter transferable to any Person other than Lowe’s or a subsidiary. (Section 1008).

Restrictions on Sales and Leasebacks

The Indenture provides that we will not, and we will not permit any subsidiary to, after December 1, 1995, enter into any transaction involving the sale and subsequent leasing back by Lowe’s or any of its subsidiaries of any Principal Property, unless, after giving effect to the sale and leaseback transaction, the aggregate amount of all Attributable Debt with respect to all such transactions plus all Debt to which Section 1008 of the Indenture is applicable, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and there will be excluded in computing Attributable Debt for the purpose of the restriction, Attributable Debt with respect to any sale and leaseback transaction if:

•	the lease in the transaction is for a period (including renewal rights) not exceeding three years;

•

Lowe’s or a subsidiary, within 180 days after the sale or transfer, applies an amount not less than the greater of the net proceeds of the sale of the Principal Property leased under the arrangement or the fair market value of the Principal Property leased at the time of entering into the arrangement (as determined by the Board of Directors) to, with some restrictions, the retirement of our Funded Debt ranking on a parity with or senior to the debt securities or the retirement of Funded Debt of a subsidiary;

•	the transaction is entered into before, at the time of, or within 30 months after the later of the acquisition of the Principal Property or the completion of its construction;

•

the lease in the transaction secures or relates to obligations issued by a state, territory or possession of the United States, or any political subdivision thereof, or the District of Columbia, to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel, includable in the gross income of the holder; or

•	the transaction is entered into between Lowe’s and a subsidiary or between subsidiaries. (Section 1009).

Definitions of Key Terms in the Indenture

The Indenture defines the following terms used in this subsection:

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that Person under the lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of 10% per annum compounded annually. The net amount of rent required to be paid under any such lease for any such period will be the amount of the rent payable by the lessee with respect to that period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under the lease after the first date upon which it may be so terminated.

“Capital Stock,” as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether the capital stock will be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as shown on the most recent balance sheet of Lowe’s and our consolidated subsidiaries and computed under generally accepted accounting principles.

“Debt” means loans, notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

“Preferred Stock” means any class of our stock that has a preference over common stock in respect of dividends or of amounts payable in the event of our voluntary or involuntary liquidation, dissolution or winding up and that is not mandatorily redeemable or repayable, or redeemable or repayable at the option of the holder, otherwise than in shares of common stock or preferred stock of another class or series or with the proceeds of the sale of common stock or preferred stock.

“Principal Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling home improvement products or the manufacturing, warehousing or distributing of the products, owned or leased by us or any of our subsidiaries. (Sections 101 and 1008).

The Effect of Our Corporate Structure on Our Payment of the Debt Securities

The debt securities are the obligations of Lowe’s exclusively. Because our operations are currently conducted through subsidiaries, the cash flow and our consequent ability to service our debt, including the debt securities, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities. They have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make any funds available for our payment of any amounts due on the debt securities, whether by dividends, loans or other payments. In addition, our subsidiaries’ payments of dividends and making of loans and advances to us may be subject to statutory or contractual restrictions and are contingent upon the earnings of those subsidiaries and various business considerations.

The debt securities will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinated to any security interests in the subsidiary’s assets and any of the subsidiary’s indebtedness senior to that which we hold.

To the extent that we enter into joint ventures with others to conduct operations, those joint ventures will also be separate and distinct legal entities with similar effects on our payment of the debt securities.

No Restriction on Sale or Issuance of Stock of Subsidiaries

The Indenture contains no covenant that we will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries. It also does not prohibit any subsidiary of Lowe’s from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, the subsidiary’s voting stock.

Consolidation, Merger and Sale of Assets

Without the consent of the holders of any of the outstanding debt securities, we may consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any corporation, partnership or trust organized under the laws of any domestic jurisdiction, as long as:

•	the successor assumes our obligations on the debt securities and under the Indenture;

•	after giving effect to the transaction, no event of default, and no event that, after notice, lapse of time or both, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Indenture are met. (Section 801).

Accordingly, the holders of debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders.

The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default

The following are “events of default” with respect to debt securities of any series:

•	default for 30 days in payment when due of any interest on any debt security of the series;

•	default in payment when due of principal or premium, if any, or in the making of a mandatory sinking fund payment of any debt security of the series;

•

default or breach, for 60 days after notice from the trustee or from the holders of at least 25% in aggregate principal amount of the debt securities of the applicable series then outstanding, in the performance of any other covenant or warranty in the debt securities of the series, in the Indenture or in any supplemental indenture or board resolution referred to in the notice under which the debt securities of the series may have been issued;

•

default in the payment of principal when due or resulting in acceleration of other indebtedness of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10 million and the indebtedness is not discharged or acceleration is not rescinded or annulled within ten days after written notice of the default to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of the applicable series then outstanding, provided that the event of default will be deemed cured or waived if the default that resulted in the acceleration of the other indebtedness is cured or waived or the indebtedness is discharged; and

•	events of bankruptcy, insolvency or reorganization of Lowe’s as more fully described in the Indenture. (Section 501).

The applicable prospectus supplement will describe any additional events of default that may be added to the Indenture for a particular series of debt securities. (Section 301). No event of default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an event of default with respect to any other series of debt securities issued under the Indenture.

The Indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to debt securities of the series, give to the holders of those debt securities notice of all uncured defaults known to it, provided that:

•

except in the case of default in payment of the principal, premium, if any, interest or sinking fund deposit on the debt securities of the series, the trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interest of the holders of the debt securities of that series, and

•	no notice of a default made in the performance of any covenant or a breach of any warranty contained in the Indenture will be given until at least 60 days after the occurrence thereof.

“Default” means any event that is, or, after notice or lapse of time or both, would be, an event of default. (Section 602).

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the principal amount (or, if the debt securities of the series are Original Issue Discount Securities, the portion of the principal amount as may be specified in the terms of the series) of all the debt securities of the series to be due and payable immediately. At any time after making a declaration of acceleration with respect to debt securities of any series, but before obtaining a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of the series may, in some circumstances, rescind and annul the acceleration. (Section 502).

The Indenture provides that, except for the duty of the trustee in the case of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of these rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered reasonable indemnity to the trustee. (Sections 601 and 603). Except as limited by the provisions for the indemnification of the trustee and certain other circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of the series. (Section 512).

We are required to furnish annually to the trustee a statement as to our performance of some of our obligations under the Indenture and as to any default in our performance. (Section 1005).

Satisfaction and Discharge

Upon Company request, the Indenture shall cease to be of further effect with respect to the debt securities of a particular series when:

(1) either:

(A) all debt securities of such series theretofore authenticated and delivered (other than (i) debt securities which have been destroyed, lost or stolen and which have been replaced or paid and (ii) debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

(B) all debt securities of such series not theretofore delivered to the trustee for cancellation:

(i) have become due and payable, or

(ii) will become due and payable at their stated maturity within one year, or

(iii) are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust for the purpose sums sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be; and

(2) the Company has paid or caused to be paid all other sums payable hereunder by the Company with respect to such debt securities; and

(3) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture with respect to the debt Securities of such series have been complied with.

Global Securities

We may issue the debt securities of a series as one or more fully registered global securities. We will deposit the global securities with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the series. We will register the global securities in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by the global security or securities. Until any global security is exchanged in whole or in part for debt securities in definitive certificated form, the depositary or its nominee may not transfer the global certificate except as a whole to each other, another nominee or to their successors and except as described in the applicable prospectus supplement. (Sections 303 and 305).

The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to a series of debt securities that a global security will represent.

Modification and Waiver of the Indenture

We and the trustee may modify or amend the Indenture or the terms of outstanding debt securities of any series without the consent of any holder in order to, among other things:

•	evidence the assumption by a successor person of our covenants under the Indenture and in the debt securities;

•	add covenants or events of defaults for the benefit of the holders of debt securities;

•	surrender our rights or powers under the Indenture;

•	provide for uncertificated debt securities;

•	add guarantees with respect to debt securities or secure debt securities;

•	establish the forms or terms of debt securities;

•	evidence the acceptance of appointment by a successor trustee;

•	permit or facilitate the issuance of debt securities convertible into other securities;

•	modify or amend the Indenture in accordance with, or to permit the qualification of the Indenture or any supplemental indenture, under the Trust Indenture Act of 1939 as then in effect; or

•	cure any ambiguity or correct or supplement any inconsistency in the Indenture. (Section 901).

In addition, except as described below, we and the trustee may modify or amend the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of any affected series. We must have the consent of the holders of all of the affected outstanding debt securities to:

•	change the stated maturity date of the principal of, or any installment of principal of, premium, if any, or interest on, any debt security;

•	reduce the principal, interest or amount payable on redemption of any debt security;

•	change the method of calculation of any interest on any debt security;

•	reduce the amount of principal of a debt security payable on acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium or interest on, any debt security;

•	impair a holder’s conversion rights;

•	impair a holder’s right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•

reduce the percentage in principal amount of the debt security, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with some of the provisions of the Indenture or for waiver of some of the defaults. (Section 902).

The holders of a majority in principal amount of the outstanding debt securities of any affected series may, on behalf of the holders of all the debt securities of such series, waive any past default under the Indenture with respect to the debt securities.

They may not waive:

•	a default in the payment of the principal of, or premium, if any, interest or sinking fund installment on, any debt security, or

•	a provision that, under the Indenture, requires the consent of the holders of all of the outstanding debt securities of the affected series for modification or amendment. (Section 513).

Governing Law

The Indenture is, and debt securities shall be, governed by and construed in accordance with the laws of the State of New York.

Regarding the Trustee

U.S. Bank National Association (as successor trustee) is the trustee under the Indenture. Notice to the trustee should be directed to:

U.S. Bank National Association

214 North Tryon Street, 27th Floor

Charlotte, NC 28202

Attention: Paul E. Vaden

DESCRIPTION OF OUR COMMON STOCK

General

The following description of certain terms of our common stock does not purport to be complete and is qualified in its entirety by reference to our Restated Charter (the “Restated Charter”), our Bylaws, as amended and restated (the “Bylaws”), and the applicable provisions of the North Carolina Business Corporation Act (the “NCBCA”). We encourage you to review complete copies of the Restated Charter and the Bylaws, which we have previously filed with the SEC. See “Where You Can Find More Information.”

The Restated Charter authorizes us to issue 5,600,000,000 shares of common stock, par value $0.50 per share. As of August 3, 2018, we had approximately 811 million shares of common stock outstanding. Each share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of our common stock are entitled to receive dividends when our Board of Directors declares them out of funds legally available therefor. Dividends may be paid on our common stock only if all dividends on any outstanding preferred stock have been paid or provided for.

The issued and outstanding shares of our common stock are, and any shares of common stock offered by a prospectus supplement upon issuance and payment therefor will be, fully paid and nonassessable. Holders of our common stock do not have any preemptive or conversion rights, and we may not make further calls or assessments on our common stock. There are no redemption or sinking fund provisions applicable to our common stock.

In the event of our voluntary or involuntary dissolution, liquidation or winding up, holders of common stock are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, if any, all of our remaining assets available for distribution.

Directors are elected by a majority vote of the holders of common stock voting at a meeting in person or by proxy, except in the event of a contested election, in which case, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Holders of common stock are not entitled to cumulative voting rights for the election of directors.

Our common stock is traded on the New York Stock Exchange under the symbol “LOW.”

Computershare Trust Company, N.A. of Providence, Rhode Island, acts as the transfer agent and registrar for our common stock.

Anti-Takeover Effects of North Carolina Law, the Restated Charter and the Bylaws

Certain provisions of the NCBCA, the Restated Charter and the Bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of our company. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire our company.

Authorized but Unissued Stock

The Restated Charter authorizes the issuance of a significant number of shares of common stock and preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our Board of Directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of our company. This possibility may encourage persons seeking to acquire control of our company to negotiate first with our Board of Directors.

Our authorized but unissued shares of preferred stock could also have other anti-takeover effects. Under certain circumstances, any or all of the preferred stock could be used as a method of discouraging, delaying or preventing a change in control or management of our company. For example, our Board of Directors could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of common stock, or with rights and preferences that include special voting rights to veto a change in control. The preferred stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” Our Board of Directors is able to implement a shareholder rights plan without further action by our shareholders.

Use of our preferred stock in the foregoing manner could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors or the assumption of control by shareholders, even if these actions would be beneficial to our shareholders. In addition, the existence of authorized but unissued shares of preferred stock could discourage bids for our company even if such bid represents a premium over our then-existing trading price.

Shareholder Action by Written Consent

Under the NCBCA, our shareholders may take action by the unanimous written consent of the holders of all of our outstanding shares of common stock in lieu of an annual or special meeting. Otherwise, shareholders will only be able to take action at an annual or special meeting called in accordance with the Bylaws.

Requirements for Advance Notification of Shareholder Proposals and Nominations

The Bylaws provide for advance notice procedures with respect to shareholder proposals (except proposals submitted in accordance with the eligibility and procedural requirements of Rule 14a-8 under the Exchange Act and included in our proxy statement) and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors. Pursuant to these provisions, to be timely, a shareholder’s notice must meet certain requirements with respect to its content and be received at our principal executive offices, addressed to the Secretary of our company, within the following time periods:

•

In the case of an annual meeting, not earlier than the close of business on the 150th calendar day nor later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, or if no annual meeting was held in the preceding year, then to be timely, the shareholder notice must be received not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 calendar days prior to the date of such annual meeting, the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made; and

•

In the case of a special meeting, not earlier than the close of business on the 150th calendar day prior to such special meeting and not later than the close of business on the later of the 120th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement of the date of the special meeting is first made by us.

These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

Cumulative voting allows a shareholder to vote a portion or all of its shares for one or more candidates for seats on a company’s board of directors. The absence of cumulative voting makes it more difficult for a minority shareholder to gain a seat on a company’s board of directors to influence the board’s decision regarding a takeover. Under the NCBCA, by virtue of our date of incorporation and the fact that the Restated Charter does not give our shareholders the right to cumulate their votes, our shareholders are not entitled to cumulate their votes.

Shareholder Approval of Certain Business Combinations

The NCBCA has two primary anti-takeover statutes, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, which govern the shareholder approval required for certain business combinations. Since we have not opted out of either of these provisions, we are subject to the anti-takeover effects of The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act.

The North Carolina Shareholder Protection Act generally requires the affirmative vote of 95% of a public corporation’s voting shares to approve a “business combination” with any other entity that a majority of continuing directors determines beneficially owns, directly or indirectly, more than 20% of the voting shares of the corporation (or ever owned more than 20% and is still an “affiliate” of the corporation) unless the fair price provisions and the procedural provisions of the statute are satisfied.

“Business combination” is defined by the statute as (i) any merger, consolidation or conversion of a corporation with or into any other entity, (ii) any sale or lease of all or any substantial part of the corporation’s assets to any other entity or (iii) any payment, sale or lease to the corporation or any subsidiary thereof by any other entity of assets having an aggregate fair market value of $5,000,000 or more in exchange for securities of the corporation.

Under The North Carolina Control Share Acquisition Act, “control shares” of a corporation that are acquired in a “control share acquisition” (as defined in the statute) have no voting rights unless such rights are granted by resolution adopted by a majority of the disinterested shareholders of the corporation, and in the event such voting rights were to be granted, all other shareholders would have the right, subject to certain limitations, to have their shares in the corporation redeemed at their fair value.

A person acquires “control shares” whenever such person acquires shares that, when added to all other shares of the corporation beneficially owned by such person, would entitle the person to voting power in the election of directors equal to or greater than one of three thresholds: one-fifth, one-third or a majority.

Election and Number of Directors

The Restated Charter and the Bylaws contain provisions that establish specific procedures for nominating and electing members of our Board of Directors, including the advance notice requirements discussed above under “—Requirements for Advance Notification of Shareholder Proposals and Nominations.”

The Restated Charter and the Bylaws provide that the number of directors will be established by our Board of Directors but may not be fewer than three. Accordingly, our shareholders may not increase the size of our Board of Directors for the purpose of electing new directors.

Amendment of the Restated Charter

Except as provided under the NCBCA, amendments to the Restated Charter must be proposed by our Board of Directors and approved by holders of a majority of our total outstanding shares entitled to vote. In the case of any special meeting of shareholders, the notice of such meeting must have stated that the amendment of the Restated Charter was one of the purposes of the meeting. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in the Restated Charter.

Amendment of the Bylaws

The Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by (i) a majority of the members of our Board of Directors or (ii) the holders of a majority of the votes cast at a meeting in which a quorum is present, provided in the case of any special meeting of shareholders or directors, that the notice of such meeting must have stated that the amendment of the Bylaws was one of the purposes of the meeting.

Limits on Calling Special Meetings of Shareholders

A special meeting of our shareholders may be called by the Chairman of our Board of Directors, our Chief Executive Officer or by a majority of our Board of Directors, and must be called by the Secretary of our company upon the written request of one or more shareholders owning at least 25% in the aggregate of the total number of shares of capital stock of our company outstanding and entitled to vote at such meeting. Any such special meeting called at the request of our shareholders will be held at such date, time and place as may be fixed by our Board of Directors, provided that the date of such special meeting may not be more than 90 days after the receipt of such request by the Secretary. The Bylaws specify the form and content of a shareholder’s request for a special meeting. These provisions may make a change in control of our company more difficult by delaying shareholder actions to elect directors until the next annual meeting of shareholders.

DESCRIPTION OF OUR PREFERRED STOCK

The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

All of the terms of the preferred stock are, or will be, contained in our Restated Charter or any resolutions which may be adopted by our Board of Directors relating to any series of the preferred stock, which will be filed with the SEC at or before the time we issue a series of the preferred stock.

Our Restated Charter authorizes us to issue 5,000,000 shares of preferred stock, par value $5.00 per share, 750,000 shares of which have been designated as Participating Cumulative Preferred Stock, Series A. We may amend our Restated Charter from time to time to increase the number of authorized shares of preferred stock. Such an amendment would require the approval of the holders of the voting capital stock entitled to vote on such an amendment in accordance with the terms of our Restated Charter. As of the date of this prospectus, we had no shares of preferred stock outstanding.

Our Board of Directors is authorized to designate the following with respect to each new series of preferred stock:

•	the title and stated value of the series;

•	the number of shares in each series;

•	the dividend rates and dates of payment and whether dividends will be cumulative and, if cumulative, the date from which dividends will accumulate;

•	voluntary and involuntary liquidation preferences and the liquidation price and liquidation premium, if any, applicable to the series;

•	redemption prices, if redeemable, and the terms and conditions of such redemption;

•	the sinking fund or purchase fund provisions, if any, for the redemption or purchase of shares;

•	the rights, if any, and the terms and conditions on which shares can be converted into shares of any other series or class;

•	the voting rights, if any; and

•	any other applicable terms.

The terms of any series of preferred stock will be described in the applicable prospectus supplement.

The preferred stock, when issued in exchange for full consideration, will be fully paid and nonassessable. We will pay dividends and make distributions in the event of our liquidation, dissolution or winding up first to holders of our preferred stock and then to holders of our common stock.

Although it has no present intention to do so, our Board of Directors, without shareholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of discouraging, delaying or preventing a change in control.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement with respect to each offering of securities will set forth the specific plan of distribution and the terms of the offering, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	the use of the net proceeds;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings.”

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, we will enter into an underwriting agreement with the underwriters at the time of the sale of the securities and the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the offered securities if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may suspend or terminate any of these activities at any time.

Underwriters named in an applicable prospectus supplement are, and dealers and agents named in an applicable prospectus supplement may be, deemed to be “underwriters” within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, dealers or agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make. Underwriters, dealers or agents and their respective affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers from some institutions to purchase our securities at the public offering price given in that supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the applicable prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against and contribution toward certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

Unless indicated in the applicable prospectus supplement, we do not expect to apply to list any series of debt securities on a securities exchange.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more or less than two scheduled business days after the trade date for your securities.

LEGAL MATTERS

Unless otherwise specified in any prospectus supplement, the validity of our common stock and preferred stock offered by this prospectus will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina and the validity of our debt securities offered by this prospectus will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Unless otherwise specified in any prospectus supplement, certain legal matters related to North Carolina law may be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina.

If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements and related consolidated financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2018 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the fiscal three-month periods ended May 4, 2018 and May 5, 2017 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended May 4, 2018 and incorporated by reference herein, they did not audit and they do not express an opinion on that consolidated interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Any statement made by us in this prospectus concerning a contract, agreement or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement and the documents that we reference below under the caption “Information Incorporated by Reference” for a more complete understanding of the contract, agreement or other document. Each such statement is qualified in all respects by reference to the contract, agreement or other document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov and at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

We make available free of charge through our web site at http://www.lowes.com copies of the reports, proxy statements and other information we file with the SEC as soon as reasonably practicable after we file such documents electronically with the SEC. The information on our web site is not a part of this prospectus or any applicable prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus and any prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we previously filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed with the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended February 2, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended May 4, 2018;

•

our Current Reports on Form  8-K filed on February 28, 2018, March  26, 2018, May 22, 2018, June  4, 2018, June 6, 2018, June  19, 2018, July 9, 2018, July  23, 2018 and August 22, 2018 (each to the extent filed only); and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus or any prospectus supplement to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus, excluding exhibits to a document unless an exhibit has been specifically incorporated by reference in that document. Such requests should be directed to the attention of Investor Relations at the following address and telephone number:

Lowe’s Companies, Inc.

Attn: Investor Relations

1000 Lowe’s Boulevard

Mooresville, North Carolina 28117

Telephone: 1-800-813-7613

$2,000,000,000

$1,500,000,000 2.625% Notes due April 1, 2031

$500,000,000 3.500% Notes due April 1, 2051

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Securities	Citigroup	J.P. Morgan	Mizuho Securities

Senior Co-Managers

Barclays	Goldman Sachs & Co. LLC	US Bancorp

Wells Fargo Securities	RBC Capital Markets

Co-Managers

MUFG	Truist Securities

BMO Capital Markets	Loop Capital Markets

Ramirez & Co., Inc.

March 29, 2021